Exhibit 99-1
FOR IMMEDIATE RELEASE
Stanley Black & Decker Reports 1Q 2011 Results
New Britain, Connecticut, April 26th, 2011 ... Stanley Black & Decker (NYSE: SWK) today announced first quarter 2011 financial results.
•	1Q’11 Revenues Increased 9% From 1Q’10 Pro Forma Revenues To $2.4 Billion; Pro Forma Organic Revenues Up 4%

•	Diluted GAAP EPS, Including Merger & Acquisition (“M&A”) Related Charges, Was $0.92

•	Excluding M&A Charges Related Primarily To The Black & Decker Merger, 1Q’11 Diluted EPS Was $1.08 Reflecting A Significantly Favorable Tax Rate

•	1Q’11 Free Cash Flow Of $61 Million, Up $24 Million Versus Prior Year, Excluding M&A Related Payments

•	2011 EPS Guidance, Excluding M&A Charges, Increased To $5.00 — $5.25, Due To A Favorable Tax Rate

•	$250 Million Share Repurchase Program To Commence In 2Q’11
We have provided a pro forma discussion comparing 1Q’11 to prior year for the legacy Black & Decker businesses, as if the merger occurred January 1, 2010, in order to assist with the understanding of the company on a combined basis. As a reminder, the merger closed on March 12th, 2010, and hence, there was a portion of Black & Decker’s results in 1Q’10 actuals.
1Q’11 Key Points:
•	Net sales for the period were $2.4 billion, up 89% versus prior year due to the incremental Black & Decker results (+71%), other acquisitions (+9%), unit volume (+7%) and currency (+2%). Price was flat.

•	The gross margin rate for the quarter was 37.1%. Excluding M&A related charges, the gross margin rate was 37.3%, down slightly from prior year pro forma levels as cost synergies were offset by inflationary pressure, both of which were in line with management’s expectations for the quarter.

•	SG&A expenses were 25.4% of sales. Excluding M&A related charges, SG&A expenses were 24.8% of sales, down from a 1Q’10 pro forma level of 25.4%.

•	1Q’11 operating margin was 11.6% of sales. Excluding M&A related charges, 1Q’11 operating margin was 12.5% of sales, up 40 bps from the 1Q’10 pro forma operating margin of 12.1%, primarily reflecting volume leverage and the positive impact of synergies which more than offset expected unfavorable price/inflation arbitrage.

•	The 1Q’11 tax rate was 12.7% including approximately $21 million ($0.12 per share) of benefits attributable to favorable settlement of tax contingencies related to the resolution of certain legacy Black & Decker income tax audits. The tax rate for the quarter excluding M&A related charges and the tax-related benefit, was approximately 24%.

•	Working capital turns for the quarter were 5.3, up 15% from 1Q’10 pro forma turns. 1Q’11 free cash flow was $61 million, excluding $11 million of M&A related payments.
Stanley Black & Decker’s President and CEO, John F. Lundgren, commented, “We remain enthusiastic about the prospects that 2011 holds for Stanley Black & Decker and feel confident we started the year in good stead. March 12th marked the one year anniversary of the Stanley Black & Decker combination. We are pleased with how the integration has progressed so far and are reiterating that the continuation of this success remains our top priority. As previously stated, our cost synergies are forecasted to be at an annualized rate of $460 million as we enter 2013, up from our original forecast of $350 million. Our plans to achieve $300 — $400 million in revenue synergies by 2013 remain on track and there was some compelling evidence of these opportunities in the first quarter, particularly in Latin America. Lastly, we were able to raise our dividend by 21% in February, expressing confidence in our future cash flows while providing evidence of our ongoing commitment to increasing shareholder value.”

1Q’11 Segment Results

	1Q’ 11 Segment Results
				Profit		Profit Rate
($ in M)	Sales	Profit	Charges[1]	Ex-Charges[1]	Profit Rate	Ex-Charges[1]
CDIY	$1,211	$156.5	$2.4	$158.9	12.9%	13.1%
Security	$557	$72.7	$4.5	$77.2	13.0%	13.9%
Industrial	$613	$106.9	—	$106.9	17.5%	17.5%

[1]	M&A related charges primarily pertaining to facility closures
CDIY: In the CDIY segment, Latin America and Asia drove 1Q revenue and profit growth with double-digit gains, while volumes in North America were up mid single-digits on a pro forma basis. Pro forma organic sales volumes for the combined hand and power tool businesses grew 3%. Organic sales for Hand Tools, Fasteners & Storage were flat as a soft retail channel in North America offset strength in Latin America, Asia and Europe. Legacy Black & Decker Power Tools & Accessories pro forma organic sales increased approximately 4%, driven by unit volume. Sales of Professional Power Tools & Accessories increased in the mid-teens driven primarily by the continued success of the lithium ion cordless product line. Consumer Products Group volumes were relatively flat as strength in Latin America was muted by weaker consumer spending primarily in Europe. Sales for the Pfister business fell 30% following the loss of SKUs at a major customer ($50 million annual revenue impact). For the entire CDIY segment on a pro forma basis, including Pfister and certain minor product line divestitures, volumes and currency rose 1% while price was flat. Excluding M&A related charges and the Pfister business, overall segment profit was up 90 basis points versus pro forma 1Q’10 as cost synergy realization and increased volume more than offset inflation.
Security: Net sales in Security, excluding the legacy Black & Decker Hardware & Home Improvement (“HHI”) business, increased 17% versus 1Q’10. Acquisition growth (+12%), unit volume (+4%), and currency (+1%) drove the improvement. The Convergent Security business grew approximately 8% organically as installation volumes and recurring monthly revenue both expanded. While encouraging from a top line perspective and still driving a high teens operating profit rate excluding Stanley Solutions de Sécurité (“SSDS”), there was modest dilution to margins due to the mix shift inherent with higher installations. Orders continued to expand sequentially and growth, primarily driven by National Accounts, is being generated from all regions where CSS has a footprint. The profitability of SSDS, which was acquired in 1Q’10, continued to increase as the integration progresses ahead of plan. Stanley Healthcare Solutions grew revenues 13% organically, yet was dilutive to overall segment margins due to the inclusion of the recent 1Q’11 InfoLogix acquisition.
Legacy Mechanical Access organic sales were down slightly, as growth in the Access Technologies business was muted by the impact of a lagging commercial construction market recovery. Excluding acquisitions and the legacy Black & Decker HHI business, the CSS and legacy MAS profit rate was 16.8%. Pro forma revenues from the legacy Black & Decker Hardware & Home Improvement business (excluding Pfister) decreased approximately 11% from the prior year as a result of key customer inventory corrections and difficult comps associated with the housing tax credit related benefits in 1Q’10. Lower volumes in both legacy businesses and inflationary pressures had a negative impact on margins for the quarter, but pricing actions are in place for this to be less of a headwind over the remainder of the year.
Industrial: Organic sales for the legacy Stanley Industrial businesses rose 17%. Price had a favorable 2% impact, while currency was flat. The strong top line performance was driven by Industrial and Automotive Repair (IAR), which enjoyed double-digit growth in every region of the world, strength in all channels in North America and continued market share gains. The legacy Black & Decker Engineered Fastening business delivered organic pro forma sales growth of approximately 12% driven by increased automotive production in North America and Asia, as growth in China more than offset any weakness in Japan resulting from temporary customer shutdowns. Overall Industrial segment profit, excluding M&A related charges, improved 360 bps versus prior year to 17.5%, attributable to a record performance within IAR as well as the inclusion of a full quarter of the high-performing legacy Black & Decker Engineered Fastening business. The acquisition of CRC-Evans favorably impacted segment revenues by 13%.
Executive Vice President and Chief Operating Officer, James M. Loree, commented, “We are pleased with the revenue and profit growth our Industrial segment illustrated, particularly the success of our Industrial and Automotive Repair businesses in only their second year as a unified, global platform. The cumulative results of our Security segment have a number of moving parts and hence blur a strong performance within CSS both on the top and bottom line despite a negative mix impact on segment profit. Within our CDIY segment, we continue to see exciting results from our lithium ion product line and have a very accretive portfolio of new products that will be introduced to the market later this year. In addition, as our sales and profits in Latin America increased over 20% versus the prior year, it is clear our high expectations for the company’s revenue synergy capabilities are beginning to come to fruition in a powerful way. Lastly, the high level of inflation experienced for the quarter was anticipated and is consistent with our previous annual guidance. We have taken pricing actions across the company in affected areas in order to protect our margins.”
Merger And Acquisition Related Charges
Total charges related to M&A in 1Q’11 were $37 million. The gross margin includes $6 million of facility closure-related charges and the M&A related costs recorded in SG&A, primarily for integration-related administrative costs and consulting fees, were $16 million. Approximately $7 million of these charges are included in segment results with the remainder in unallocated corporate overhead. Included in Other, net is $3 million primarily reflecting deal costs. Merger-related restructuring charges and asset impairments, associated with planned facility closures and the severance of employees, totaled $12 million in 1Q’11.
2011 Outlook
The company is updating its previously communicated full year 2011 EPS guidance range to $5.00 - $5.25 from prior guidance of $4.75 — $5.00, excluding merger and acquisition related charges, due to tax rate favorability for the year. The tax rate is estimated to be 20% — 21%, down from the prior guidance of 25% — 26%. This update also includes the impact of a $250 million cash financed share repurchase, which the company plans to undertake during 2Q’11.
Including all acquisition and Black & Decker merger-related charges, the company expects EPS to approximate $4.35 to $4.60 in 2011.
Donald Allan Jr, Senior Vice President and CFO commented, “The first quarter marked the beginning of what should prove to be another solid year for Stanley Black & Decker. Outside of the powerful top and bottom line drivers that the integration will continue to provide, our successful new products and growing presence in the emerging markets also play a key role in our expected revenue and profit growth in 2011 and beyond. We still expect a net 100 basis point headwind due to commodity inflation and a 1/3 — 1/2 offsetting price recovery for the full year. However, we now anticipate significant negative price/inflation arbitrage in 2Q followed by approximately 80% recovery via price in the second half of this year as many of the price actions we have taken go into effect.”
The company will host a conference call with investors Wednesday, April 27th, at 10:00 am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.
The call will be accessible by telephone at (877) 261-8992 and from outside the U.S. at (847) 619-6548; also, via the Internet at www.stanleyblackanddecker.com. To access, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. Please use the conference identification number 29541774. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or (630) 652-3042 using the passcode 29541774#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.
Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.
Contact:	Kate White Vanek Director, Investor Relations kate.vanek@swkbdk.com (860) 827-3833
Various financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, certain financial measures presented below and in the appendix to this press release are non-GAAP, or normalized, financial measures that exclude M&A-related items. Management uses these non-GAAP, or normalized, financial measures to assess current performance and establish operational goals, and believes that these measures assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP normalized financial measures in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of the GAAP financial measures to the corresponding non-GAAP financial measures, and an explanation of our use of these non-GAAP normalized financial measures and of the excluded items, are included below and in the appendix to this press release.
Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

The term “pro forma” is used to describe the company’s results as if Black & Decker had been included from January 1, 2010, rather than from the March 12, 2010 merger date. Such pro forma amounts and measures are provided to facilitate understanding the company’s performance due to the significance of the merger with Black & Decker. These pro forma measures do not include the effects of any of the other acquisitions such as CRC Evans acquired in July 2010.
Pro forma organic sales growth is defined as total sales growth less the net sales of companies acquired/ divested in the past twelve months, less the pro forma impact of the sales of Black & Decker and less foreign currency impacts; management uses this measure to analyze the underlying sales change attributable to price and volume. Below is the reconciliation of total sales growth to pro forma organic sales growth percentages.

	CDIY	Security	Industrial	Consolidated

Total 1Q’ 11 Sales Growth	121%	35%	105%	89%

Deduct (Add):
Pro Forma/ Acquisition Impact of BDK	120%	25%	76%	80%
Acquisition (Divestiture) Impact	(1%)	9%	13%	4%
Currency Impact	1%	1%	2%	1%

1Q’ 11 PF Organic Sales Growth	1%	—%	14%	4%
Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled from the associated GAAP measures in Appendix A, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995
Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2011 diluted EPS, excluding merger and acquisition related (“M&A”) charges, in the range of $5.00-$5.25, and including all acquisition and Black & Decker transaction related M&A charges, in the range of $4.35-$4.60; (ii) commencing a $250 million share repurchase program in 2Q 2011; (iii) achieve $425 million in cost synergies entering into 2013 ($460M on an annualized basis) with respect to the combination with Black & Decker; (iv) achieve $300 — $400 million in revenue synergies by 2013; (v) achieve a tax rate of 20%-21%; and (vi) recover 80% of anticipated commodity inflation in the second half of 2011 as pricing actions go into effect; are “forward looking statements” and subject to risk and uncertainty.
The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.
The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of the combination with Black & Decker; (ii) the Company’s success in launching new products and growing its presence in emerging markets; (iii) the Company’s ability to implement a 1/3 — 1/2 price recovery for 2011; (iv) achieving a tax rate of approximately 20% - 21%; (v) successful completion of a $250 million share repurchase program in 2011; (vi) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (vii) the continued acceptance of technologies used in the Company’s products and services; (viii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (ix) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (x) the proceeds realized with respect to any business or product line disposals; (xi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xii) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xiii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xiv) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xvi) the Company’s ability to obtain favorable settlement of routine tax audits; (xvii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xviii) the continued ability of the Company to access credit markets under satisfactory terms;(xix) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xx) the Company’s ability to successfully develop, market and achieve sales from new products and services.
The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.
The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, Millions of Dollars Except Per Share Amounts)

	FIRST QUARTER
	2011	2010
NET SALES	$2,380.7	$1,262.0

COSTS AND EXPENSES
Cost of sales	1,498.2	806.1
Gross Margin	882.5	455.9
% to Net Sales	37.1%	36.1%

Selling, general and administrative	605.7	382.5
% to Net sales	25.4%	30.3%

Operating margin	276.8	73.4
% to Net sales	11.6%	5.8%

Other — net	52.5	64.9
Restructuring charges and asset impairments	13.3	97.4

Income (loss) from operations	211.0	(88.9)

Interest — net	29.5	18.1

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	181.5	(107.0)
Income taxes	23.1	1.5

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS	158.4	(108.5)

Less: net (loss) earnings attributable to non-controlling interests	(0.3)	0.1

NET EARNINGS (LOSS) ATTRIBUTABLE TO COMMON SHAREOWNERS	$158.7	$(108.6)

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Total basic earnings (loss) per share of common stock	$0.95	$(1.11)

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Total diluted earnings (loss) per share of common stock	$0.92	$(1.11)

DIVIDENDS PER SHARE	$0.41	$0.33

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	167,259	97,672

Diluted	171,945	97,672

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of Dollars)

	(Unaudited)
	April 2,	January 1,
	2011	2011
ASSETS
Cash and cash equivalents	$1,883.5	$1,745.4
Accounts and notes receivable, net	1,547.8	1,417.1
Inventories, net	1,413.6	1,272.0
Other current assets	329.6	381.1

Total current assets	5,174.5	4,815.6

Property, plant and equipment, net	1,144.9	1,166.5
Goodwill and other intangibles, net	9,062.5	8,814.1
Other assets	374.1	343.2

Total assets	$15,756.0	$15,139.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$553.5	$417.7
Accounts payable	1,170.6	998.6
Accrued expenses	1,268.0	1,325.9

Total current liabilities	2,992.1	2,742.2

Long-term debt	3,008.5	3,018.1
Other long-term liabilities	2,369.6	2,309.4
Stanley Black & Decker, Inc. shareowners’ equity	7,333.4	7,017.0
Non-controlling interests’ equity	52.4	52.7

Total liabilities and equity	$15,756.0	$15,139.4

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES
SUMMARY OF CASH FLOW ACTIVITY
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2011	2010
OPERATING ACTIVITIES
Net earnings (loss)	$158.7	$(108.6)
Depreciation and amortization	103.9	59.7
Changes in working capital	(70.3)	(90.4)
Other	(71.9)	106.6

Net cash provided by (used in) operating activities	120.4	(32.7)

INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(70.1)	(22.1)
Business acquisitions and asset disposals	(44.5)	(7.2)
Cash acquired from Black & Decker	—	949.4
Proceeds from issuance of common stock	55.4	14.0
Payments on long-term debt	(0.5)	(200.8)
Net borrowings on short-term borrowings	141.4	435.9
Cash dividends on common stock	(68.6)	(34.3)
Other	4.6	2.5

Net cash provided by investing and financing activities	17.7	1,137.4

Increase in Cash and Cash Equivalents	138.1	1,104.7

Cash and Cash Equivalents, Beginning of Period	1,745.4	400.7

Cash and Cash Equivalents, End of Period	$1,883.5	$1,505.4

The change in working capital is comprised of accounts receivable, inventory and accounts payable.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Unaudited, Millions of Dollars)

	FIRST QUARTER
	2011	2010
NET SALES

Construction & DIY	$1,210.8	$549.0
Security	557.4	413.9
Industrial	612.5	299.1

Total	$2,380.7	$1,262.0

SEGMENT PROFIT
Construction & DIY	$156.5	$47.5
Security	72.7	64.1
Industrial	106.9	37.3

Segment Profit	336.1	148.9
Corporate Overhead	(59.3)	(75.5)

Total	$276.8	$73.4

Segment Profit as a Percentage of Net Sales
Construction & DIY	12.9%	8.7%
Security	13.0%	15.5%
Industrial	17.5%	12.5%

Segment Profit	14.1%	11.8%
Corporate Overhead	-2.5%	-6.0%

Total	11.6%	5.8%

APPENDIX A
STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited, Millions of Dollars Except Per Share Amounts)

	FIRST QUARTER 2011
		Merger &
		Acquisition-Related
	Reported	Charges[1]	Normalized[2]
Cost of sales	$1,498.2	$(6.3)	$1,491.9

Gross margin	882.5	6.3	888.8
% to Net Sales	37.1%		37.3%

Selling, general and administrative	605.7	(15.6)	590.1
% to Net Sales	25.4%		24.8%

Operating margin	276.8	21.9	298.7
% to Net Sales	11.6%		12.5%

Net earnings attributable to Common Shareowners	$158.7	$27.8	$186.5

Diluted earnings per share of common stock	$0.92	$0.16	$1.08

[1]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

[2]	The normalized 2011 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges primarily associated with the Black & Decker merger.

	FIRST QUARTER 2010
		Merger &
		Acquisition-Related
	Reported	Charges[3]	Normalized[4]
Cost of sales	$806.1	$(41.6)	$764.5

Gross margin	455.9	41.6	497.5
% to Net Sales	36.1%		39.4%

Selling, general and administrative	382.5	(49.0)	333.5
% to Net Sales	30.3%		26.4%

Operating margin	73.4	90.6	164.0
% to Net Sales	5.8%		13.0%

Net (loss) earnings attributable to Common Shareowners	$(108.6)	$178.7	$70.1

Diluted (loss) earnings per share of common stock	$(1.11)	$1.80	$0.70

[3]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

[4]	The normalized 2010 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges associated with the Black & Decker merger.

APPENDIX A (CONTINUED)
STANLEY BLACK & DECKER INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP CASH FLOW FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited, Millions of Dollars)

	FIRST QUARTER 2011
		Merger &
		Acquisition-Related
		Charges and
	Reported	Payments[1]	Normalized[2]
Net cash provided by operating activities	120.4	11.1	131.5

Free Cash Flow Computation[3]
Operating Cash Inflow	$120.4		$131.5
Less: capital and software expenditures	(70.1)		(70.1)

Free Cash Inflow (before dividends)	$50.3		$61.4

[1]	Merger and acquisition-related charges and payments relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

	FIRST QUARTER 2010
		Merger &
		Acquisition-Related
		Charges and
	Reported	Payments[4]	Normalized[2]
Net cash (used in) provided by operating activities	(32.7)	92.0	59.3

Free Cash Flow Computation[3]
Operating Cash (Outflow) Inflow	$(32.7)		$59.3
Less: capital and software expenditures	(22.1)		(22.1)

Free Cash (Outflow) Inflow (before dividends)	$(54.8)		$37.2

[2,3]	Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled above, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of Black & Decker merger-related payments and charges.

[4]	Merger and acquisition-related charges and payments relate primarily to the Black & Decker merger, including inventory step-up (non-cash), certain executive compensation and severance costs associated with change in control, transaction and integration costs.

APPENDIX A (CONTINUED)
STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES TO CORRESPONDING
NON-GAAP FINANCIAL MEASURES
(Unaudited, Millions of Dollars)

	FIRST QUARTER 2011
		Merger &
		Acquisition-Related
	Reported	Charges[1]	Normalized[2]
SEGMENT PROFIT

Construction & DIY	$156.5	$2.4	$158.9
Security	72.7	4.5	77.2
Industrial	106.9	—	106.9

Segment Profit	336.1	6.9	343.0
Corporate Overhead	(59.3)	15.0	(44.3)

Total	$276.8	$21.9	$298.7

Segment Profit as a Percentage of Net Sales
Construction & DIY	12.9%		13.1%
Security	13.0%		13.9%
Industrial	17.5%		17.5%

Segment Profit	14.1%		14.4%
Corporate Overhead	-2.5%		-1.9%

Total	11.6%		12.5%

[1]	Merger and acquisition-related charges relate primarily to the Black & Decker merger, including facility closure-related charges and integration costs.

[2]	The normalized 2011 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger & acquisition-related charges associated with the Black & Decker merger.

	FIRST QUARTER 2010
		Merger &
		Acquisition-Related
	Reported	Charges[3]	Normalized[4]
SEGMENT PROFIT

Construction & DIY	$47.5	$31.9	$79.4
Security	64.1	5.3	69.4
Industrial	37.3	4.4	41.7

Segment Profit	148.9	41.6	190.5
Corporate Overhead	(75.5)	49.0	(26.5)

Total	$73.4	$90.6	$164.0

Segment Profit as a Percentage of Net Sales
Construction & DIY	8.7%		14.5%
Security	15.5%		16.8%
Industrial	12.5%		13.9%

Segment Profit	11.8%		15.1%
Corporate Overhead	-6.0%		-2.1%

Total	5.8%		13.0%

[3]	Merger and acquisition-related charges and payments relate primarily to the Black & Decker merger, including inventory step-up (non-cash), certain executive compensation and severance costs associated with change in control, transaction and integration costs.

[4]	The normalized 2010 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger & acquisition-related charges associated with the Black & Decker merger.